                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 1
                                       TO
                                  SCHEDULE 13D
                                 (RULE 13d-101)

                          CLASSIC VACATION GROUP, INC.
                                (Name of Issuer)

                           --------------------------

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    37937F106
                                 (Cusip Number)

                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                           --------------------------

                                NOVEMBER 26, 2001
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

--------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 2 of 5 Pages
          ---------

--------------------------------------------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             CVG INVESTMENT LLC
--------------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                           (a) [X]
                                                                                                           (b) [ ]
--------------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             OO
--------------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
        NUMBER OF
          SHARES                  0
                          ------------------------------------------------------------------------------------------
       BENEFICIALLY         8.    SHARED VOTING POWER

         OWNED BY                 0
                          ------------------------------------------------------------------------------------------
           EACH             9.    SOLE DISPOSITIVE POWER

        REPORTING                 0
                          ------------------------------------------------------------------------------------------
       PERSON WITH         10.    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             33,333,333
--------------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             69.8%
--------------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             OO (limited liability company)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 2 of 5 Pages
          ---------

--------------------------------------------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             GV INVESTMENT LLC
--------------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                           (a) [X]
                                                                                                           (b) [ ]
--------------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             OO
--------------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
        NUMBER OF
          SHARES
                          ------------------------------------------------------------------------------------------
       BENEFICIALLY         8.    SHARED VOTING POWER

         OWNED BY                 386,300
                          ------------------------------------------------------------------------------------------
           EACH             9.    SOLE DISPOSITIVE POWER

        REPORTING
                          ------------------------------------------------------------------------------------------
       PERSON WITH         10.    SHARED DISPOSITIVE POWER

                                  6,255,225
--------------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,255,225
--------------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             30.9%
--------------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             OO (limited liability company)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 3 of 5 Pages
          ---------

--------------------------------------------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THREE CITIES FUND III, L.P.
--------------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                           (a) [X]
                                                                                                           (b) [ ]
--------------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             Not Applicable
--------------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------------------------------------------
                            7.    SOLE VOTING POWER
        NUMBER OF
          SHARES                  0
                          ------------------------------------------------------------------------------------------
       BENEFICIALLY         8.    SHARED VOTING POWER

         OWNED BY                 0
                          ------------------------------------------------------------------------------------------
           EACH             9.    SOLE DISPOSITIVE POWER

        REPORTING                 0
                          ------------------------------------------------------------------------------------------
       PERSON WITH         10.    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             39,588,558
--------------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             73.9%
--------------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 4 of 5 Pages
          ---------

====================================================================================================================
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THREE CITIES RESEARCH, INC.
--------------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                           (a) [ ]
                                                                                                           (b) [X]
--------------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             Not Applicable
--------------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------------------------------------------
        NUMBER OF           7.    SOLE VOTING POWER

          SHARES
                          ------------------------------------------------------------------------------------------
       BENEFICIALLY         8.    SHARED VOTING POWER

         OWNED BY                 386,300
                          ------------------------------------------------------------------------------------------
           EACH             9.    SOLE DISPOSITIVE POWER

        REPORTING
                          ------------------------------------------------------------------------------------------
       PERSON WITH         10.    SHARED DISPOSITIVE POWER

                                  39,588,558
--------------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             39,588,558
--------------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             73.9%
--------------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             CO
====================================================================================================================

--------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 4 of 5 Pages
          -----------------

====================================================================================================================
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THAYER EQUITY INVESTORS III, L.P.
--------------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                           (a) [X]
                                                                                                           (b) [ ]
--------------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             Not Applicable
--------------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------------------------------------------
        NUMBER OF           7.    SOLE VOTING POWER

          SHARES
                          ------------------------------------------------------------------------------------------
       BENEFICIALLY         8.    SHARED VOTING POWER

         OWNED BY                 9,599,749
                          ------------------------------------------------------------------------------------------
           EACH             9.    SOLE DISPOSITIVE POWER

        REPORTING
                          ------------------------------------------------------------------------------------------
       PERSON WITH         10.    SHARED DISPOSITIVE POWER

                                  9,599,749
--------------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,599,749
--------------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             66.7%
--------------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
====================================================================================================================

--------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 4 of 5 Pages
          -----------------

====================================================================================================================
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             TC EQUITY PARTNERS, L.L.C.
--------------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                           (a) [X]
                                                                                                           (b) [ ]
--------------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             Not Applicable
--------------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------------------------------------------
        NUMBER OF           7.    SOLE VOTING POWER

         SHARES
                          ------------------------------------------------------------------------------------------
       BENEFICIALLY         8.    SHARED VOTING POWER

         OWNED BY                 9,599,749
                          ------------------------------------------------------------------------------------------
           EACH             9.    SOLE DISPOSITIVE POWER

        REPORTING
                          ------------------------------------------------------------------------------------------
       PERSON WITH         10.    SHARED DISPOSITIVE POWER

                                  9,599,749
--------------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,599,749
--------------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                               [ ]
--------------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             66.7%
--------------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             OO (limited liability company)
====================================================================================================================

        This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on November 15, 2001 by CVG Investment LLC, GV Investment LLC, Three Cities Fund III, L.P., Three Cities Research, Inc., Thayer Equity Investors III, L.P. and TC Equity Partners, L.L.C.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is amended by adding the following paragraph:

        (c) On November 26, 2001, CVGI purchased an additional $5 million principal amount of 7.5% Exchangeable Notes. If and when the shareholders approve an amendment to the Company's Restated Certificate of Incorporation increasing the number of shares the Company is authorized to issue to at least 200,000,000 shares, these 7.5% Exchangeable Notes will automatically be exchanged for $5 million principal amount of 7.5% Convertible Notes, which after March 31, 2002, will be convertible into an additional 33,333,333 shares. Thayer and GV Investment LLC (an affiliate of CVGI) together own a sufficient number of shares to be able to approve the amendment to the Restated Certificate of Incorporation even if no other shareholders vote in favor of it.

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

Dated:  November 30, 2001


                                               CVG INVESTMENT LLC

                                               By:  /s/ Jeanette Welsh
                                                   -----------------------------


                                               GV INVESTMENT LLC

                                               By:  /s/ Jeanette Welsh
                                                   -----------------------------


                                               THREE CITIES FUND III, L.P.
                                               By: TCR Associates III, L.L.C.
                                                   General Partner
                                                   By: TCR GP. L.L.C.
                                                       Managing Member

                                               By:  /s/ Thomas G. Weld
                                                   -----------------------------
                                                        Managing Member


                                               THREE CITIES RESEARCH, INC.

                                               By:  /s/ Thomas G. Weld
                                                   -----------------------------


                                               THAYER EQUITY INVESTORS III, L.P.
                                               By TC Equity Partners, L.L.C.
                                                        Its general partner

                                               By:  /s/ Frederic Malek
                                                   -----------------------------


                                               TC EQUITY PARTNERS, L.L.C.


                                               By:  /s/ Frederic Malek
                                                   -----------------------------